Grace Comments on Effects of Gulf Coast Freeze and
Updates First Quarter 2021 Guidance

COLUMBIA, Md., Mar. 18, 2021 – W. R. Grace & Co. (NYSE: GRA) today commented on the extreme winter weather that impacted Texas and Louisiana in mid-February. Winter Storm Uri was a major storm that caused widespread manufacturing disruption across the region because of freezing temperatures and loss of electricity, gas, water, and other utilities. Most polyolefin manufacturers and refineries in the region were forced to shut down or operate at reduced rates following the storm. Grace operates four manufacturing facilities in the region. All sites experienced interruptions, with extended downtime at three plants ranging from 8 to 24 days. All sites have resumed operations. Most of our customers have restarted operations though many are still operating at reduced rates.

“Our immediate focus from the onset of Winter Storm Uri was to ensure the safety of our employees, protect our operations in the area, and support our impacted customers. While the extreme weather has had a significant impact on our Gulf Coast customers and operations, we expect it to be short-term as most of our customers have restarted operations. Strong demand in the first quarter is offsetting the demand impact of the storm,” said Hudson La Force, Grace’s President and Chief Executive Officer.

Compared to first quarter 2021 guidance provided on February 9, 2021, we expect:

•First quarter 2021 sales to be near the high end of our prior guidance of 6% to 8% growth versus the prior year. Sales lost or delayed due to the weather event have been offset by strong demand reflecting continued recovery from the pandemic.

•First quarter 2021 Adjusted EPS1 to be between $0.72 and $0.74 per share versus prior guidance of $0.77 to $0.80 per share, reflecting lower fixed cost absorption during the downtime, increased costs to supply customers from other Grace manufacturing plants, and costs to repair plants impacted by the weather, partially offset by the effects of stronger demand.

About Grace

Built on talent, technology, and trust, Grace is a leading global specialty chemical company. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,000 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements regarding future: financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace’s business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives; succession planning; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of Grace’s research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace’s pension obligations; legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace; its legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers’ industries, including the petroleum refining, petrochemicals, and plastics industries, and shifting consumer preferences; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Grace’s reported results should not be considered as an indication of its future performance. Readers are cautioned not to place undue reliance on Grace’s projections and other forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revisions to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

1 We are unable to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS.  Adjusted EPS is a non-GAAP financial measure which Grace defines as  diluted EPS adjusted for costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; gains and losses on modification or extinguishment of debt; certain other items that are not representative of underlying trends; and certain discrete tax items and income tax expense related to historical tax attributes. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. This non-GAAP financial measure should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP.

Media Relations
Caitlin Leopold
T +1 410.531.8870
caitlin.leopold@grace.com

Investor Relations
Jason Hershiser
T +1 410.531.8835
jason.hershiser@grace.com